Exhibit 10.1
FIRST AMENDMENT TO AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Amendment”), is made and entered into as of December 12, 2014, by and among Fox Factory Holding Corp., a Delaware corporation (“FFH”), Fox Factory, Inc., a California Corporation (“FF”), and ST USA Holding Corp., a Delaware corporation (“ST USA” and together with FFH and FF, each a “Borrower” and, collectively, the “Borrowers”), the several banks and other financial institutions from time to time party hereto (collectively, the “Lenders”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders and the Administrative Agent are parties to a certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 31, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrowers;
WHEREAS, the Borrowers have requested, pursuant to Section 2.23 of the Credit Agreement, that certain banks and financial institutions make an Incremental Term Loan on the date hereof in an aggregate amount equal to $30,000,000;
WHEREAS, the Borrowers have requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so;
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrowers, the Lenders and the Administrative Agent agree as follows:

1.Amendments.
(a) Section 1.1 of the Credit Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:
“First Amendment Acquisition” shall mean to the acquisition by RFE Holding (US) Corp. and RFE Holding (Canada) Corp. of substantially all of the assets of Easton Cycling (USA), Inc. and 1021039 B.C. Ltd. pursuant to the First Amendment Acquisition Agreement.
“First Amendment Acquisition Agreement” shall mean that certain Asset Purchase Agreement, dated as of December 5, 2014, by and among RFE Holding (Canada) Corp., RFE Holding (US) Corp., 1021039 B.C. Ltd., and Easton Cycling (USA), Inc.
“First Amendment Acquisition Documents” shall mean, collectively, the First Amendment Acquisition Agreement and each other document, instrument, certificate and agreement executed and delivered in connection therewith.
“First Amendment Effective Date” shall mean December 12, 2014.
“First Amendment Incremental Term Loan” shall mean the Incremental Term Loan made on the First Amendment Effective Date in the aggregate principal amount of $30,000,000.
“First Amendment Perfection Certificate” shall mean that certain Perfection Certificate dated as of the First Amendment Effective Date by RFE Holding (US) Corp.

(b) Section 1.1 of the Credit Agreement is hereby amended by replacing the definitions of “Consolidated EBITDA”, “Maturity Date”, “Perfection Certificate”, “Revolving Commitment Termination Date” and “Term Loan” with the following:
“Consolidated EBITDA” shall mean, for the Borrower Representative and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, (B) tax expense (including based upon income, profits, or capital, including franchise, federal, foreign, local, excise, state, and similar taxes and including withholding taxes paid or accrued during such period (including, without limitation, in respect of repatriated funds)) determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) to the extent not included in Consolidated Net Income, any cash, dividend or distribution received by any Borrower or any of their Subsidiaries with respect to the equity interests of any Person that is not a subsidiary, (E) transaction costs and expenses paid in cash in connection with the Borrowers’ initial public offering in an aggregate amount not to exceed $7,500,000, (F) fees, costs and expenses incurred in connection with this Agreement, provided that the aggregate amount of such fees, costs, and expenses incurred prior to the Initial Closing Date shall not exceed $1,000,000, (G) non-cash charges, including goodwill, asset and other impairment charges, losses on early extinguishment of debt, write-downs of deferred financing costs and unamortized loan origination costs, (H) to the extent relating to any period prior to the Initial Closing Date, the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) direct or indirect equity holders of Borrowers (including any termination fees payable in connection with the early termination of management and monitoring agreements), (I) non-cash compensation expense (including deferred non-cash compensation expense), stock option or restricted stock expense, and/or other non-cash expenses or charges arising from the sale or issuance of stock options and/or the granting of stock appreciation rights or similar arrangements (including any repricing, amendment, modification, substitution, or change of any such stock option, stock appreciation rights, or similar arrangements), (J) transaction costs, fees, losses and expenses in connection with the sale of Capital Stock, the incurrence of permitted indebtedness, permitted acquisitions, investments, and dispositions after the Initial Closing Date, provided that the amount attributable to this section (J) shall not exceed $5,000,000 in any four quarter period, and (K) earn-out payments with respect to Permitted Acquisitions to the extent such earn-out payments reduced Consolidated Net Income for the applicable period. Notwithstanding the forgoing, for purposes of calculation of Consolidated EBITDA for Easton Cycling Canada Inc., (a) Consolidated EBITDA for the 12 month period ending on December 31, 2014 shall be deemed to be Consolidated EBITDA for the six fiscal months ending on such date divided by six, and multiplied by 12 and (b) Consolidated EBITDA for the 12 month period ending on March 31, 2015 shall be deemed to be EBITDA for the nine fiscal months ending on such date divided by nine, and multiplied by 12. For the avoidance of doubt, for purposes of (a) calculating compliance with the financial covenants set forth in Article VI and (b) the determination of Applicable Margin, to the extent that during such period any Borrower or Subsidiary of a Borrower shall have consummated a Permitted Acquisition or other Acquisition approved in writing by the Required Lenders, or any sale, transfer or other disposition of any Person, business, property or assets, Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to such Person, business, property or assets so acquired or disposed of.
“Maturity Date” shall mean, with respect to the Term Loans, the earlier of (i) December 12, 2019 and (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).
“Perfection Certificate” shall mean, collectively, the Perfection Certificate dated as of August 13, 2013 by FF and FFH, the ST Perfection Certificate and the First Amendment Perfection Certificate.

“Revolving Commitment Termination Date” shall mean the earliest of (i) December 12, 2019, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
“Term Loan” shall mean the First Amendment Incremental Term Loan and any other term loan made by a Lender to the Borrowers pursuant to Section 2.5 or Section 2.23.
(c) Section 1.1 of the Credit Agreement is hereby amended by replacing the first sentence of the definition of “Applicable Margin” with the following:
“Applicable Margin” shall mean, as of any date, with respect to interest on all Loans outstanding on such date or the letter of credit fee, as the case may be, the percentage per annum determined by reference to the applicable Consolidated Net Leverage Ratio in effect on such date as set forth in the pricing grid below (the “Pricing Grid”); provided that a change in the Applicable Margin resulting from a change in the Consolidated Net Leverage Ratio shall be effective on the second Business Day after the Borrower Representative delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(d); provided, further, that if at any time the Borrower Representative shall have failed to deliver such financial statements and such Compliance Certificate within 2 Business Days after the date when so required, the Applicable Margin shall be at Level I as set forth in the Pricing Grid until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above; provided, further, that the Applicable Margin shall be at Level III from the First Amendment Effective Date to the delivery of the Compliance Certificate for the period ending December 31, 2014.
(d) Section 2.9 of the Credit Agreement is hereby amended by replacing subsection (b) of such Section its entirety with the following:
(b)The Borrowers unconditionally promise to pay to the Administrative Agent for the account of the Lenders the principal amount of the Term Loans made pursuant to Section 2.5 and the First Amendment Incremental Term Loan in the installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):
Installment Date                Aggregate Principal Amount
December 31, 2014                $0
March 31, 2015                    $709,375.00
June 30, 2015                    $709,375.00
September 30, 2015                $709,375.00
December 31, 2015                $709,375.00
March 31, 2016                    $709,375.00
June 30, 2016                    $709,375.00
September 30, 2016                $709,375.00
December 31, 2016                $709,375.00
March 31, 2017                    $1,064,062.50
June 30, 2017                    $1,064,062.50
September 30, 2017                $1,064,062.50
December 31, 2017                $1,064,062.50
March 31, 2018                    $1,064,062.50
June 30, 2018                    $1,064,062.50
September 30, 2018                $1,064,062.50
December 31, 2018                $1,064,062.50

March 31, 2019                    $1,418,750.00
June 20, 2019                    $1,418,750.00
September 20, 2019                $1,418,750.00
Maturity Date                    $38,306,250.00

provided that, to the extent not previously paid, the entire unpaid principal balance of the Term Loans shall be due and payable in full on the Maturity Date.
(e)    Section 2.23 of the Credit Agreement is hereby amended by replacing subsection (i) of such Section in its entirety with the following:
(i)    the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed $50,000,000, which amount shall not include the First Amendment Incremental Term Loan (the principal amount of each such Incremental Commitment, the “Incremental Commitment Amount”);
(f) The Credit Agreement is amended by replacing Schedules I, 4.5, 4.14, 7.1, 7.2 and 7.4 in their entirety with Schedules I, 4.5, 4.14, 7.1, 7.2 and 7.4 to this Amendment.
2.Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrowers shall have no rights under this Amendment, until the Administrative Agent shall have received (i) such fees as the Borrowers have previously agreed to pay the Administrative Agent or any of its affiliates or the Lenders in connection with this Amendment, (ii) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent), and (iii) each of the following documents:

(a)     executed counterparts to this Amendment from the Borrowers, each of the Guarantors and the Lenders;

(b)    a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its board of directors or other equivalent governing body, authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(c)    certified copies of the articles or certificate of incorporation, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is qualified to do business as a foreign corporation;

(d)    a favorable written opinion of Squire Sanders, counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Banks and each of the Lenders, and covering such matters relating to the Loan Parties, this Amendment and the other Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(e)    a certificate dated the First Amendment Effective Date and signed by a Responsible Officer, certifying that after giving effect to the funding of the First Amendment Incremental Term Loan, (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) unless such representations or warranties were made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) and (z) no Material Adverse Effect has occurred or is continuing since December 31, 2013;

(f)     duly executed joinder documents and pledge supplements (“Joinder Documents”), together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Joinder Documents, as requested by the Administrative Agent in order to perfect such Liens, duly authorized by the Loan Parties, (B) copies of UCC, tax, judgment and fixture lien search reports in all necessary jurisdictions and under all legal and trade names of each of RFE Holding (US) Corp., RFE Holding (Canada) Corp. and Fox Factory IP Holding Corp. as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Permitted Liens and Liens to be released on the date hereof, (C) the First Amendment Perfection Certificate, (D) original certificates evidencing (i) all issued and outstanding shares of Capital Stock of RFE Holding (US) Corp. and (ii) 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of each of RFE Holding (Canada) Corp. and Fox Factory IP Holding Corp., in each cased owned directly by any Loan Party, and (E) stock or membership interest powers or other appropriate instruments of transfer executed in blank;
(g)    certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of this Amendment or any other Loan Document or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the First Amendment Incremental Term Loan or any transaction being financed with the proceeds thereof shall be ongoing;

(h)    a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds of the First Amendment Incremental Term Loan;

(i)    all conditions precedent the First Amendment Acquisition other than the funding of the First Amendment Incremental Term Loan, shall have been satisfied, and the First Amendment Acquisition shall be consummated simultaneously with the closing and funding of the First Amendment Incremental Term Loan in accordance with the First Amendment Acquisition Agreement, without alteration, amendment or other change, supplement or modification of the First Amendment Acquisition Agreement except for waivers of conditions that are not material or adverse to the Lenders or as otherwise approved in writing by the Required Lenders. The Administrative Agent (or its counsel) shall have received (a) certified copies of the First Amendment Acquisition Agreement and all other material First Amendment Acquisition Documents, each in form and substance satisfactory to the Administrative Agent and (b) a certificate from the Borrowers that the First Amendment Acquisition satisfies the conditions in the Credit Agreement to qualify as a Permitted Acquisition;

(j)    a quality of earnings report with respect to Raceface Performance Products Inc. to the extent the Borrowers have a quality of earnings review conducted on the Target;

(k)    (a) pro forma financial statements of the Borrowers and their Subsidiaries after giving pro forma effect to the First Amendment Acquisition and the First Amendment Incremental Term Loan and (b) financial projections, each in form and substance satisfactory to the Administrative Agent;

(l)    all documentation and other deliverables required pursuant to the definition of “Permitted Acquisition” with respect to the First Amendment Acquisition;

(m)    all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering laws with respect to each of RFE Holding (US) Corp., RFE Holding (Canada) Corp. and Fox Factory IP Holding Corp.; and

(n)    such other documents, certificates, information or legal opinions as are reasonable and customary for transactions of this type to the extent requested by the Administrative Agent.

3.Post-Closing Matters. The Borrowers will, and will cause each other Loan Party to, execute and deliver the documents and complete the tasks set forth on Schedule II attached hereto, in each case, within the time limits specified on such schedule (as such time limits may be extended in writing by the Administrative Agent in its sole and absolute discretion).

4.Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent:

(a)    Each Borrower and each of their Subsidiaries (i) is duly orga-nized, validly existing and in good standing as a corporation, partnership, limited liability company or other organization under the laws of the jurisdiction of its organization, (ii) -has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect;

(b) The execution, delivery and performance by each Loan Party of the Loan Documents and the other Related Transaction Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member action;

(c)    The execution, delivery and performance by the Borrowers of this Amendment and by each Loan Party of the other Loan Documents and the other Related Transaction Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (ii) will not violate any Requirement of Law applicable to any Borrower or any of their Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any Contractual Obligation of any Borrower or any of their Subsidiaries or any of their assets or give rise to a right thereunder to require any payment to be made by any Borrower or any of their Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of any Borrower or any of their Subsidiaries, except Liens (if any) created under the Loan Documents, expect in the case of clauses (ii) and (iii) those the failure of which could not reasonably be expected to have a Material Adverse Effect.

(d)    This Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and by general principles of equity; and

(e)    After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

5.Reaffirmations and Acknowledgments.

(a)    Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by the Borrowers of this Amendment and jointly and severally ratify and confirm the terms of the Guaranty and Security Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrowers to the Lenders or any other obligation of the Borrowers, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrowers, the Guaranty and Agreement (i) is and shall continue to be a primary obligation of the Guarantors, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Guarantors under the Guaranty and Agreement.

(b)    Acknowledgment of Perfection of Security Interest. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

6.Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrowers to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.
7.Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.
8.No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.
9.Costs and Expenses. The Borrowers agree to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.
10.Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
11.Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.
12.Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotia-tions or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrowers and the Guarantors, by their respective authorized officers as of the day and year first above written.

BORROWERS:

FOX FACTORY HOLDING CORP.

By: /s/ Zvi Glasman
Name: Zvi Glasman
Title: CFO

FOX FACTORY, INC.

By: /s/ Zvi Glasman
Name: Zvi Glasman
Title: CFO

ST USA HOLDING CORP.

By: /s/ John Boulton
Name: John Boulton
Title: Vice President

GUARANTOR:

RFE Holding (US) Corp.

By: /s/ David Haugen
Name: David Haugen
Title: Vice President

LENDERS:

SUNTRUST BANK, individually and as Administrative Agent

By: /s/ David A Ernst
Name: David A. Ernst
Title: Vice President

FIFTH THIRD, AN OHIO BANKING CORPORATION, as a Lender

By:/s/ Philip Rentwick
Name: Philip Rentwick
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Jason Nadler
Name: Jason Nadler
Title: Senior Vice President